Exhibit 10.13
AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This AMENDMENT No. 1 (this “Amendment”), entered into effective as of January 7, 2020 (the “Effective Date”), by and between Systemax Inc. (“Systemax” or the “Company) and BARRY LITWIN (the “Employee”), to the Employment Agreement, dated as of October 5, 2018, by and between the Company and Employee (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings provided in the Agreement.
RECITALS

WHEREAS, the Company and the Employee desire to amend the Agreement as set forth herein.

NOW, THEREFORE, it is mutually agreed as follows:
1.Amendment to Section 2(f). Effective as of the Effective Date of this Amendment, the second paragraph of Section 2(f) shall be amended and restated as follows:

“In addition, on the date of the commencement of the Employment Period, and on each subsequent anniversary date of the commencement of the Employment Period provided the Employee is still employed by the Company, the Employee will receive a grant of shares of restricted stock under the Company’s 2010 Long Term Incentive Plan and otherwise pursuant to the Company’s standard restricted stock agreement, such number of shares to be determined as the quotient of $700,000 divided by the then per share fair market value of the Company’s shares as quoted on the NYSE at the close of business on the day prior to each such anniversary date of commencement of the Employment Period. The initial grant of the restricted stock shall vest over five years in equal 20% installments commencing on the one year anniversary date of each such annual grant of the restricted stock provided the Employee is still employed by the Company, and on each subsequent anniversary date of each such annual grant of the restricted stock provided the Employee is still employed by the Company, provided that in the event of termination without “Cause” or by Employee for “Good Reason” (as such terms are defined below), the next immediate tranche of granted restricted stock that would otherwise have vested if employment had not been so terminated shall accelerate and be vested as of the Date of Termination. Thereafter, each subsequent annual grant of the restricted stock shall vest over four years in equal 25% installments commencing on the one year anniversary date of each such annual grant of the restricted stock provided the Employee is still employed by the Company, and on each subsequent anniversary date of each such annual grant of the restricted stock provided the Employee is still employed by the Company, provided that in the event of termination without “Cause” or by Employee for “Good Reason” (as such terms are defined below), the next immediate tranche of granted restricted stock that would otherwise have vested if employment had not been so terminated shall accelerate and be vested as of the Date of Termination. The foregoing grants will be subject to Section 9 hereof.”

2.     Miscellaneous.
(a)      In all other respects, the Agreement as previously in effect is ratified and confirmed, and the Agreement, as amended herein, continues in full force and effect.
(b)     The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of New York, without regard to the conflicts of law rules thereof.
IN WITNESS WHEREOF, the parties have executed this Amendment on the date and year first written above.

SYSTEMAX INC.

By:	/s/ Eric Lerner
Name: Eric Lerner
Title: Senior Vice President

/s/ Barry Litwin
BARRY LITWIN